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                                                                    EXHIBIT 23.2

                      CONSENT OF NUGENT & HAEUSSLER, P.C.

    We consent to incorporation by reference in the Registration Statement on Form S-4 of Berkshire Bancorp Inc. concerning our report dated January 18, 2000 relating to the audit of the consolidated financial statements of the condition of GSB Financial Corporation and subsidiaries as of December 31, 1999 and 1998 and September 30, 1998 and the year ended December 31, 1999 and for the three months ended December 31, 1998 and each of the years in the two year period ended September 30, 1998 and 1997 which report is included in the annual report on Form 10-K of GSB Financial Corporation.

                                          Sincerely,

                                          /s/ NUGENT & HAEUSSLER, P.C.
                                          Nugent & Haeussler, P.C.


December 19, 2000